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                                                                  EXHIBIT 10.23


                  WAREHOUSE AND SHIPPING OUTSOURCING AGREEMENT

      This Warehouse and Shipping Outsourcing Agreement (the "Agreement") is between Bentley Systems, Incorporated ("Bentley") and VideoRay, LLC. ("VideoRay"). This Agreement is effective as of October 1, 2001.

WHEREAS, Bentley wishes to contract with VideoRay for the provision of certain warehouse and shipping services that Bentley currently provides in-house, and VideoRay wishes to perform such services, on the terms set forth below.

THEREFORE, it is agreed that:

1. VideoRay will operate and assume all lease costs for Bentley's current warehouse space at 400 Eagleview Boulevard, Exton, PA 19341 (the "Warehouse") and continue the services to Bentley that are currently provided at the Warehouse.

2. The services to be provided to Bentley by VideoRay shall consist of the following (collectively, the "Services"):

      a. SHUTTLE RUNS: VideoRay will operate the shuttle with three (3) daily runs. The first at 10:30AM delivering inbound packages to all Bentley buildings. The second run at 2:00PM for pick up of outbound parcels. The third and final run at 4:00PM will continue as well for pick up at all buildings. Last minute requests after the last scheduled shuttle pick up can be processed as long as it is brought to the Warehouse by 5:30PM and requires less than one half hour of processing time. Carriers will generally not wait any later than 6:00PM for the final pick up of the day.

      b. ELECTRONIC REQUESTS: VideoRay will continue to fulfill electronic requests for items stocked in the warehouse such as CDs, brochures, and other collateral. The request form is currently located in "Outlook" under "Tools/Forms". Bentley must properly complete all information.

      c. PHYSICAL PACKAGES: VideoRay will continue to pick up packages for shipping at Bentley buildings. These shipments will be processed with a shipping request form (mentioned above) printed and securely attached to the parcel as well as being sent electronically to the Warehouse. As is the current situation, these shipments are to be placed in the outgoing bins and will be picked up by the shuttle team.

      d. INBOUND SHIPMENTS: VideoRay will coordinate delivery of inbound carrier (UPS, DHL, FEDEX, etc.) parcels manifested and delivered the same day they arrive. Each parcel will be delivered to the appropriate Bentley building based on the addressee name and/or department.

      e. SAP ORDERS: VideoRay will coordinate and fulfill Bentley requests for kits and other products ordered through SAP. All orders in the system by 5:00PM on a given day will be processed, shipped and entered into SAP (as shipped) by VideoRay on that same day. Orders received after 5:00PM will be processed, shipped and entered into SAP (as shipped) by VideoRay the next day. At

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            Bentley's reasonable request from time to time, typically at the end of Bentley's fiscal quarters, VideoRay will extend this 5:00 PM deadline until 11:00 PM.

      f. SHIPMENT DATA: VideoRay will continue to retain all shipment data for tracking and tracing as well as A/P reconciliation. VideoRay will process carrier inquiries and handle any processing of claims that may arise.

      g. FREIGHT SHIPMENTS: VideoRay will coordinate Bentley requests for LTL (less than truckload), truckload, and other bulk freight shipments. Most freight carriers require one (1) day notice to allow for a scheduled pick-up. This includes skidded shipments for trade shows and the use of carriers such as Target, USF Worldwide and DHL WorldFreight.

      h. MAIL PROCESSING: VideoRay will coordinate daily USPS pick up and deliveries. USPS pick-up takes place at 1:00PM at the Warehouse. All mail picked up by VideoRay on the first two shuttle runs will be processed and dropped off in the mailboxes in the park. Mail picked up by VideoRay on the last shuttle run will be post marked the next morning and dropped into the postal system the next day.

      i. VideoRay will provide all other Warehouse tasks that Bentley currently provides in-house, except UPS Ground shipments by Bentley employees for non-business purposes.

                  These include:

                  a.    Processing of current level of customer product
                        shipments
                  b.    Processing and shipment of beta test items
                  c.    Processing and shipment of Select CDs and related items
                  d. Processing of incoming shipments and logging delivery information into SAP to facilitate vendor payment.
                  e.    Processing of outgoing shipments
                  f. Processing of mass mailings (contracting or doing in-house based on size, does not include mailing address data or label processing)
                  g.    Shipment of Trade Show materials
                  h.    Daily delivery and sorting of Bentley's Exton Employee
                        mail
                  i. Daily delivery of cleaning and bathroom supplies currently stored in Bentley Building 1
                  j. Continuation and expansion of program to have incoming shipments charged to VideoRay's carriers for cost savings
                  k. Expansion of role in timing Trade Show and other expensive shipments to save money
                  l. Integration of Geopak shipments and implementation of significant cost savings
                  m. Negotiation of mailing equipment contracts and costs for American offices
                  n. Negotiation of favorable carrier rates that will further increase savings
                  o. Provide reasonable maintenance and service of Bentley's vehicles and other equipment used in providing the Services.
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                  At Bentley's request from time to time, source vendors for materials, carriers and related arrangements (the costs of which are Bentley's responsibility hereunder) will be subject to Bentley's approval.

      3. In order to provide the Services, VideoRay will assume all costs (wages and benefits) and management responsibility for these current Bentley employees (and one additional hire), who will continue as Bentley employees so long as they work under VideoRay's supervision to perform the Services.

                  a.    Clint Moyer
                  b.    Sharon Rutledge
                  c.    Jeff Erb
                  d. one additional person to be hired to complete the staffing of the Warehouse

      4.    VideoRay will assume and bear full responsibility for paying:

                  a. All rent and warehouse-related occupancy costs except as noted below.
                  b. Payroll, medical expenses, workers compensation, unemployment insurance expenses for VideoRay employees and the Bentley employees described in paragraph 3. Where possible and practical, VideoRay will take advantage of Bentley's group rates, and Bentley will deduct the costs of these from its monthly payment.
                  c. All equipment maintenance and service costs, except as noted below, including Bentley's cargo carrying vehicles, forklifts, mailing equipment, and other machines in the warehouse.
                  d. Packaging supplies except for mailers and packaging for customer shipments (i.e. kits, Select CD mailers)
                  e.    Copier rental and supplies
                  f. Telephone costs, if separable (and with additional $1000/month fee paid by Bentley)

      5. Bentley will bear full responsibility for paying the following to the extent used for providing the Services:

                  a.    Actual carrier costs for shipments
                  b.    Computer network and technical support
                  c. Telecommunications services, except as noted in 4(f) above
                  d. Costs of product materials and inventory (which will continue to be Bentley's property).

      6. Fees. Bentley will pay to VideoRay a monthly fee of $23,700. An additional $1,000 per month will be paid if telephone costs can be separated as contemplated in 4(f). VideoRay expenses noted in paragraph 4 above, which are funded by Bentley, will be deducted from the monthly fee paid by Bentley to VideoRay. Bentley will reimburse VideoRay for carrier costs for shipments; where VideoRay will bill Bentley weekly (Thursdays), and Bentley will pay VideoRay for those expenses by check on the following Monday. The parties agree that if the number of items in Bentley shipments,

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            measured from time to time as of the end of the last full calendar quarter, from October 1, 2001 through the end of the last full quarter included in the measurement is more than 15% higher than the number of such shipments for the corresponding period in the prior year, then the parties will reconsider the pricing agreed to for the shipping services under this Agreement.

      7. Term. The term of this Agreement shall commence on October 1, 2001. At the end of August 2002, VideoRay will provide a summary of the performance of the Agreement to Bentley. The summary will outline the cost savings and the ongoing benefits to Bentley. This Agreement will terminate on December 31, 2002 unless extended by mutual agreement of the parties. If, during the term of this Agreement, Bentley finds an alternate source for the services contemplated herein at a greater level of services or at a lesser cost, Bentley may employ such alternative provider and renegotiate or terminate this Agreement with VideoRay.

      8. Indemnification and Insurance. VideoRay shall indemnify, defend and hold harmless Bentley and its directors, officers, agents, and employees from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from any act, error, negligence or omission of VideoRay in the performance of this Agreement. Bentley shall indemnify, defend and hold harmless VideoRay and its directors, officers, agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney's fees, arising out of or resulting from any act, error, negligence or omission of Bentley in the performance of this Agreement. Bentley will maintain insurance on the Warehouse and Bentley's property in the Warehouse as required under the Warehouse lease from time to time.

      9.    General Provisions:

                  a. Entire Agreement. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the Services, and contains all covenants and agreements between the parties with respect to the Services. Any modification of this Agreement will be effective only if in writing signed by both parties.
                  b. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or uneforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.
                  c. Assignment. In view of the nature of this Agreement, this Agreement may not be assigned by either party without the prior written consent of the other party.
                  d. Notices. All notices to be given hereunder shall be by personal delivery in writing to the individuals signing this Agreement at their current business addresses.
                  e. Waivers. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed to be a waiver of that right.
                  f. Governing law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provision.

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                  g.    Force Majeure. Neither party will be liable to the other
                        for failure under any obligation hereunder because of acts of God or other circumstances beyond the control of the affected party.

Bentley Systems, Incorporated                 VideoRay, LLC


     /s/ Malcolm Walter                           /s/ Scott Bentley
---------------------------------             ----------------------------------
By: Malcolm Walter                            By: Scott Bentley
Title: C.O.O.                                 Title: President
Date: November 29, 2001                       Date: November 29, 2001